Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866



February 24, 1997


Board of Trustees
LPT Variable Insurance Series Trust
1755 Creekside Oaks Drive
Sacramento, CA 95833

RE:  Opinion of Counsel - LPT Variable Insurance Series Trust

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to LPT Variable Insurance Series Trust.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. LPT Variable Insurance Series Trust ("Trust") is a valid and existing unincorporated voluntary association, commonly known as a business trust. The Trust is a business trust created and validly existing pursuant to Massachusetts Laws.

     2. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Trust.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.




By: /S/ RAYMOND A. O'HARA III
    __________________________________
          Raymond A. O'Hara III